TRAVELERS SERIES FUND INC.
                         Smith Barney Aggressive Growth Portfolio
				10f-3 REPORT
                    November 1, 2004 through April 30, 2005


	   Trade                               % Received   % of
Issuer     Date    Dealer  Shares Price Amount 	 by Fund   issue(1)


GFI      1/25/2005 Merrill  465  $21.00 $9,765   0.008%    0.213%(A)
Group Inc          Lynch








(1) Represents purchases by all affiliated mutual funds and dis accounts; may not exceed 25% of the principal amount of the offering

A-Includes purchases of $252,735 by other affiliated mutual funds and discretionary accounts.